Exhibit 99.1

601 Lexington Avenue
New York, New York 10022
Yosef J. Riemer, P.C.
To Call Writer Directly:	(212) 446-4800	Facsimile:
(212) 446-4802		(212) 446-4900
yriemer@kirkland.com	www.kirkland.com

March 28, 2017

Via E-mail

John Quinn, Esq.

Quinn Emanuel

865 South Figueroa Street, 10th Fl.

Los Angeles, CA 90017-2543

Re:                             March 27, 2017 Demand Letter

Dear Mr. Quinn:

As you know, Kirkland & Ellis LLP represents tronc, Inc. (“tronc”) and I write on tronc’s behalf in response to your letter of March 27, 2017 (the “Demand Letter”) wherein you demanded that tronc’s board of directors (the “Board”) amend the Securities Purchase Agreement by and among tronc, Nant Capital LLC (“Nant”) and Dr. Patrick Soon-Shiong, dated as of May 22, 2016 (the “SPA”), “to permit Nant to increase its ownership of common stock to 30%,” and attached a demand for access to the books and records of tronc (the “Inspection Demand”).  As tronc expressed in its statement made yesterday in response to public reports regarding the Demand Letter, tronc has conducted a preliminary review of the Demand Letter and found it to be filled with misstatements and baseless innuendo.  As a result of that review, we have been asked to respond to the accusations contained in the Demand Letter.  We will separately respond to the specific requests made in the Inspection Demand per the requirements set forth in 8 Del. C. § 220(c).  With regard to your request that the Board meet to consider “permit[ting] Nant to increase its ownership of common stock to 30%” under the terms of the SPA, we expect the Board to take that matter up at a forthcoming meeting. To the extent that we do not address any particular claim raised in the Demand Letter, such omission is not a concession as to the validity of such claim.

Tronc fundamentally disagrees with the contention that by taking any of the actions it is alleged to have taken in the Demand Letter, the Board breached any duties it owes to tronc’s stockholders, including Dr. Soon-Shiong and Nant.  The actions of the Board were appropriate and proper under the circumstances in which they were taken.  Further, the Demand Letter mischaracterizes the events it purports to describe and, in any event, appears to be based on the incorrect premise that the agreement signed by Merrick Ventures LLC (“Merrick”) and the SPA are mirror images of each other.  The agreements on their face speak for themselves and are, in

Beijing   Chicago   Hong Kong   Houston   London   Los Angeles   Munich   Palo Alto   San Francisco   Shanghai   Washington, D.C.

John Quinn, Esq.

March 28, 2017

fact, different.  For example, while Merrick’s agreement requires that all of its shares be voted in favor of any matter presented by the Board to the stockholders for approval, the SPA contemplated that Nant’s shares would be voted proportionally to the votes of all other unaffiliated stockholders for so long as Dr. Soon-Shiong or his designee served on the tronc Board.  Indeed, as you are undoubtedly well aware, Dr. Soon-Shiong and Nant are no longer subject to the proportional voting requirement contained in the SPA, since Dr. Soon-Shiong was not renominated to be a member of the Board, nor was any designee; therefore, Dr. Soon-Shiong and his affiliates may now vote their shares however they wish.  Merrick and Mr. Ferro, by contrast, are required to continue to vote their shares in favor of any matter recommended by the Board for approval by tronc stockholders.  Any claim that Merrick and Nant were ever intended to be treated identically as stockholders is without foundation under the plain language of the agreements setting forth each party’s contractual obligations and entitlements.  In addition, my client is not aware of any oral, let alone written, promise to treat Merrick and Nant identically from and after the date of Nant’s investment in tronc.

Further, with respect to the claim that Nant was “deeply troubled and surprised to have learned in late December 2016 that the Company not only waived any restriction on trading applicable to Mr. Ferro’s Merrick . . . to allow Merrick to purchase 2,500,000 shares during a company blackout period, but terminated the Company’s poison pill early to allow this purchase,” the Demand Letter ignores that Dr. Soon-Shiong was present at the Board meeting wherein those actions were discussed at length and resolutions approving those actions were adopted.  There is no basis for your client to profess to be “surprise[d].”

Specifically, at the December 23, 2016 Board meeting, in which Dr. Soon-Shiong participated, Mr. Dearborn recommended that the Board consider an early termination of the stockholder rights plan given that the threat of a hostile transaction led by Gannett had subsided.  Indeed, the Board had an obligation to consider whether, under the Unocal doctrine, it could continue to maintain its shareholder rights plan after the threat that had triggered its adoption in the first place (i.e., the hostile takeover attempt by Gannett) had abated.  After Mr. Dearborn’s presentation, the Board concluded that accelerating the expiration date of the poison pill was in the best interests of stockholders.  The Board did not need to cause the rights plan to expire early in order to permit Merrick, or any investor, to acquire more than 20% of tronc’s shares; the Board could have simply exempted the investor from the application of the shareholder rights plan and otherwise left the shareholder rights plan in place.

Additionally, at that same December 23 meeting in which Dr. Soon-Shiong participated, the Board also discussed the fact that Mr. Ferro and his affiliates wished to purchase additional tronc shares through a private block sale transaction.  The Board discussed the possibility of waiving trading restrictions imposed on Merrick and Mr. Ferro during the then-present blackout period, given the benefits of Merrick, as a long-term investor of patient capital whose interests

John Quinn, Esq.

March 28, 2017

aligned with those of the Company and its stockholders, acquiring shares from a hedge fund with short-term interests that were misaligned with the rest of the shareholder base.  As part of the Board’s analysis, it further considered the fact that neither Mr. Ferro nor the other members of the Board were in possession of material non-public information at that time.  After robust discussion regarding the termination of the stockholder rights plan and the authorization of the waiver, the Board approved resolutions whereby those actions were taken.  In particular, the resolution regarding the Board’s waiver stated that the Board waived:

compliance with the Trading Policy during the current blackout period by any director or executive officer of the Corporation to the extent that such director or officer confers with the General Counsel of the Corporation prior to any trade in the Corporation’s securities and, after providing the General Counsel with all relevant facts including the expected timing of any such trade, the General Counsel concludes that such director or officer is not, and will not be at the time of such trade, in possession of material nonpublic information regarding the Corporation.

Dr. Soon-Shiong abstained from voting on those resolutions, for reasons that he never made clear to the Board or the Company.  Of course, Mr. Ferro recused himself from the vote, given Merrick’s role in the proposed transaction.

Similarly, the Demand Letter’s claim that Nant and Dr. Soon-Shiong were somehow prejudiced by the Board’s decision to hold the Company’s 2017 Annual Stockholder Meeting on April 18, 2017 is puzzling given that Dr. Soon-Shiong had notice of the proposed meeting date as early as January 12, 2017, when Dr. Soon-Shiong received a packet of Board materials for the Board’s upcoming January 16, 2017 meeting.  Included in these materials was a document entitled “Tentative Earnings Release and Quarterly Board/Committee Meetings for 2017” that expressly stated that the Annual Stockholders Meeting was proposed to be held on April 18, 2017 in Chicago, Illinois.  While Dr. Soon-Shiong was once again absent from the January 16, 2017 Board meeting, at that meeting the Board discussed the timing of the Annual Stockholder Meeting and adopted a resolution providing for the meeting to be held on April 18, 2017 in Chicago, Illinois.  The Company made public its decision to hold its annual meeting in April 2017 by filing a Form 8-K on January 27, 2017 — over two months ago.

The Demand Letter suggests that the decision to move the annual meeting to April 18, 2017 was taken to preclude Dr. Soon-Shiong from submitting a stockholder proposal to nominate an alternative slate of directors prior to the close of the window for submission of such proposals.  However, that simply cannot be the case given that Dr. Soon-Shiong was aware of the proposed timing of the Annual Stockholder Meeting and should have been aware that the nomination decision of the Board’s Compensation, Nominating and Corporate Governance

John Quinn, Esq.

March 28, 2017

Committee (the “Committee”) would occur, as it always does, only after the closing of the window for stockholders to nominate directors.  The Committee would not determine the slate of directors to be nominated before it had a chance to consider any candidates put forward by stockholders.

Moreover, claims that Dr. Soon-Shiong and Nant were surprised by the Board’s decisions to permit Merrick to increase its ownership of common stock to 30% and to use $45 million to repurchase shares from Oaktree are disingenuous considering that Dr. Soon-Shiong failed to attend the March 15, 17, and 22, 2017 Board meetings during which the Board discussed and authorized these actions.  Both matters were discussed during the telephonic Board meeting held on March 15, 2017.  In fact, tronc management specifically scheduled the meeting around Dr. Soon-Shiong’s schedule, obtaining direct confirmation that he would be participating on the call.  Contrary to his assurance, however, Dr. Soon-Shiong did not dial into the meeting.  After holding the meeting and discussing the acquisition of Oaktree shares in detail, as well as raising the issue of permitting Merrick to exceed its contractual ownership limit, the Board decided to adjourn the meeting and reconvene two days later, giving Dr. Soon-Shiong another opportunity to participate in these discussions.  Regrettably, Dr. Soon-Shiong did not attend the March 17 Board Meeting either.  At that meeting, the Board authorized the Oaktree repurchase.  Similarly, the Board held another meeting on March 22, 2017 and, again, Dr. Soon-Shiong failed to participate.  At that meeting, the Board authorized an amendment to Merrick’s Securities Purchase Agreement that would allow it to purchase up to 30% of the Company’s stock.  Dr. Soon-Shiong and Nant cannot credibly claim to have been surprised by these actions when Dr. Soon-Shiong declined to attend the Board meetings wherein these matters have been discussed.

Had Dr. Soon-Shiong attended the March 15 and 17 Board meetings at which the Board discussed and authorized the repurchase of Oaktree’s shares, Dr. Soon-Shiong would have participated in, and come to understand the bases for, the Board’s determination that the repurchase was in the best interest of tronc’s shareholders and the conclusion that neither the Board nor management possessed any material non-public information at that time.   By its filing of a Schedule 13D/A on March 2, 2017 announcing its agreement to sell 950,000 shares of tronc stock to Dr. Soon-Shiong, Oaktree signaled to the market that it intended to be an active seller.  The Board viewed that perception as driving downward pressure on tronc’s stock price, and the Board believed that action to repurchase the Oaktree shares not only removed a reluctant holder from the stockholder base but also stabilized the stock price for the long-term benefit of all shareholders.

Similarly, had Dr. Soon-Shiong attended the March 15 and 22 Board meetings at which the decision to raise Merrick’s investment ceiling were discussed, he would know that the Board approved the amendment to the Merrick Securities Purchase Agreement to increase its

John Quinn, Esq.

March 28, 2017

investment ceiling from 25% to 30% to facilitate reasonable additional acquisitions of stock by a long-term holder whose interests are aligned with, and supportive of, the best interests of the stockholders as a whole.

In contrast, I would note that Dr. Soon-Shiong, before beginning his service on the Board, sought to have the Board approve an investment by tronc in the IPO of his company, NantHealth.  tronc properly declined to invest in that company, since such an investment would have had no logical connection to its business operations in the publishing industry.  Dr. Soon-Shiong then approached Mr. Ferro, and insisted that Mr. Ferro, either personally or through Merrick, in lieu of tronc, make the investment in NantHealth.  The implicit threat was that, if Merrick did not invest in NantHealth, Dr. Soon-Shiong would not invest in tronc.  Mr. Ferro disclosed these interactions to the Board at the time and told the Board that Merrick would make the requested $10 million investment in NantHealth so that tronc did not have to.  I understand that since its IPO, NantHealth’s stock price has declined by approximately 66%.

In addition, as you know, tronc fundamentally disagrees with the position that Dr. Soon-Shiong has taken with regard to a technology licensing term sheet between Nant and tronc.  Dr. Soon-Shiong has claimed that tronc must pay to Nant the consideration contemplated under the term sheet, even though the conditions to such payment were never satisfied, the technology to be licensed turned out to be of no use to tronc’s online business and final terms of the proposed licensing were never reached.  All of this has been detailed in prior correspondence between the parties.

This letter is not intended to and does not waive any rights, powers, privileges, remedies, or defenses of tronc, now existing or hereafter arising, all of which are expressly reserved.

Sincerely,

/s/ Yosef J. Riemer
Yosef J. Riemer, P.C.

cc:	Justin Dearborn, Esq.

Julie K. Xanders, Esq.

Terry Jimenez

Rebecca Kwok Marquez, Esq.

Charles Kim, Esq.

Charles Kenworthy, Esq.